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Filed Pursant to Rule 424(b)(5)
Registration No. 333-197895

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)

Common stock, par value $1.00	$200,000,000.00	$20,140.00

(1)
Pursuant to Rule 416 under the Securities Act, the number of shares being registered shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Calculated in accordance with Rule 457(o) and 457(r) under the Securities Act and is being paid in accordance with Rule 456(b) under the Securities Act.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 16, 2015

Up to $200,000,000
Common Stock

        We have entered into a sales agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Mitsubishi UFJ Securities (USA), Inc., as our sales agents, relating to the shares of our common stock offered by this prospectus supplement and the accompanying prospectus supplement. In accordance with the terms of the sales agreement, we may, through our sales agents, offer and sell from time to time shares of our common stock having an aggregate offering price of up to $200,000,000.

        Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be "at-the-market offerings" as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including by sales made directly on or through the New York Stock Exchange, or NYSE, or another market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the applicable sales agent. We will submit orders to only one sales agent relating to the sale of shares of our common stock on any given day. Subject to the terms and conditions of the sales agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated shares. We may instruct the sales agents not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction.

        We also may sell shares of our common stock to one or more of the sales agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares to one or more sales agents, as principal, we will enter into a separate terms agreement with such sales agent or agents, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

        We will pay the sales agents a commission of up to 2% of the gross sales price per share sold through them as our agent under the sales agreement. In connection with the sale of our common shares on our behalf, the sales agents may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts.

        Shares of our common stock trade on the NYSE under the symbol "BKH." On March 17, 2016, the last sale price of the shares as reported on the NYSE was $59.34 per share.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-4 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch                Morgan Stanley                MUFG

The date of this prospectus supplement is March 18, 2016

        Neither we nor the sales agents have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the sales agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date of the accompanying prospectus or the date of such free writing prospectus, as applicable.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of common stock that we are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our securities and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

        The terms "we," "our," "us," the "Company" and "BHC" refer to Black Hills Corporation and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

        Certain matters contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words "anticipates," "estimates," "intends," "plans," "predicts," "seek," "will" and similar expressions, and include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

        Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Nonetheless, the Company's expectations, beliefs or projections may not be achieved or accomplished.

        Any forward-looking statement contained in this document speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by the risk factors and cautionary statements set forth in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 and in other reports that we file with the SEC from time to time, and set forth in "Risk Factors" in this prospectus supplement.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under "Where You Can Find More Information" in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under "Risk Factors" and "Forward-Looking Statements" in this prospectus supplement as well as the "Risk Factors" sections in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other reports that we file with the SEC from time to time.

 Black Hills Corporation

        Black Hills Corporation, a South Dakota corporation, is a growth-oriented, vertically-integrated energy company headquartered in Rapid City, South Dakota. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941. It was formed through the purchase and combination of several existing electric utilities and related assets, some of which had served customers in the Black Hills region since 1883. In 1956, we began producing, selling and marketing various forms of energy through non-regulated businesses.

        We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy. Our Utilities Group is comprised of regulated Electric Utilities and regulated Gas Utilities segments, and our Non-regulated Energy Group is comprised of Power Generation, Coal Mining and Oil and Gas segments.

        Our Electric Utilities segment generates, transmits and distributes electricity to approximately 207,200 electric customers in South Dakota, Wyoming, Colorado and Montana and also distributes natural gas to approximately 44,200 gas utility customers of Cheyenne Light, Fuel and Power Company in and around Cheyenne, Wyoming. Our Gas Utilities segment serves approximately 547,300 natural gas utility customers in Colorado, Nebraska, Iowa and Kansas. Our Electric Utilities own 841 MW of generation and 8,703 miles of electric transmission and distribution lines, and our Gas Utilities own 645 miles of intrastate gas transmission pipelines and 19,494 miles of gas distribution mains and service lines. Our Utilities Group generated net income of $117 million for the year ended December 31, 2015, and had total assets of $3.7 billion at December 31, 2015.

        Our Power Generation segment produces electric power from its generating plants and sells the electric capacity and energy primarily to our utilities under long-term contracts. Our Coal Mining segment produces coal at our coal mine near Gillette, Wyoming, and sells the coal primarily under long-term contracts to mine-mouth electric generation facilities including our own regulated and non-regulated generating plants. Our Oil and Gas segment engages in the exploration, development and production of crude oil and natural gas, primarily in the Rocky Mountain region. In 2015, we began transitioning the Oil and Gas business to support utilities through a Cost of Service Gas Program. Our Non-regulated Energy Group generated net income (loss) of $(135) million for the year ended December 31, 2015, and had total assets of $0.3 billion at December 31, 2015.

        On February 12, 2016, Black Hills Utility Holdings, Inc., our direct wholly owned subsidiary, acquired SourceGas Holdings LLC from investment funds managed by Alinda Capital Partners and GE Energy Financial Services, a unit of General Electric Co., pursuant to the purchase and sale agreement executed on July 12, 2015. The description of our Utilities and Non-regulated Energy groups above speaks as of December 31, 2015 and does not take into account the SourceGas acquisition. SourceGas primarily operates four regulated natural gas utilities serving approximately

429,000 customers in Arkansas, Colorado, Nebraska and Wyoming and a 512 mile regulated intrastate natural gas transmission pipeline in Colorado. The combined company serves approximately 1.2 million customers in eight states. Also on February 12, 2016, we announced that our non-regulated subsidiary, Black Hills Electric Generation, LLC, signed a definitive agreement to sell a 49.9 percent member equity interest in Black Hills Colorado IPP, LLC for $215 million to AIA Energy North America LLC, an infrastructure investment platform managed by Argo Infrastructure Partners. Black Hills Colorado IPP, our subsidiary, owns and operates a 200 megawatt, combined-cycle natural gas generating facility located in Pueblo, Colorado. We will continue to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to our electric utility in Colorado. The sale is expected to close by the end of April 2016, pending approval by the Federal Energy Regulatory Commission.

Other Information

        Our principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is 605-721-1700. We maintain a website at www.blackhillscorp.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please see "Where You Can Find More Information."

 The Offering

Issuer	Black Hills Corporation, a South Dakota corporation
Common stock offered by us	Shares of common stock having an aggregate offering price of up to $200,000,000
Manner of offering
"At-the-market" offering that may be made from time to time through our sales agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Mitsubishi UFJ Securities (USA), Inc.

We also may sell shares of our common stock to one or more of the sales agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell common stock shares to one or more the sales agents, as principal, we will enter into a separate terms agreement with such sales agent or agents setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
See "Plan of Distribution" beginning on page S-18.
Use of proceeds
We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, other business opportunities and repayment or refinancing of outstanding debt. Our management will have broad discretion in the application of net proceeds, if any. See "Use of Proceeds" on page S-6.
Listing	Our common stock is listed on the NYSE under the symbol "BKH."
Risk factors
An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described under the caption entitled "Risk Factors" beginning on page S-4 of this prospectus supplement, as well as the additional risk factors set forth in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015 and in other reports that we file with the SEC from time to time.

RISK FACTORS

        In considering whether to invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in the reports that we file with the SEC from time to time, including those set forth under the caption "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, all of which are incorporated by reference in this prospectus supplement, and the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

 Risks Related to Investing in our Common Stock

The trading price of our common stock has been and could continue to be volatile.

        The trading price of our common stock has been and could continue to be volatile. It is impossible to predict whether the price of our common stock will rise or fall. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors herein and in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as under "Forward-Looking Statements" in this prospectus supplement, many of which events and factors are beyond our control.

Non-U.S. holders may be subject to U.S. federal income tax in connection with a sale, exchange or other disposition of our common stock.

        We believe that we may have been, may currently be, or may become, a U.S. real property holding company. As a result, non-U.S. holders of our common stock may be subject to United States federal income tax in respect of payments in connection with a sale, exchange or other disposition of our common stock. Certain exceptions to this tax may apply if our common stock is regularly traded on an established securities market, as discussed in "Material United States Federal Income Tax Consequences to Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition of Common Stock." We expect that our common stock will be regularly traded on an established securities market, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

        Our management will have broad discretion over the use of any proceeds from this offering. We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes, which may include, among other things, repayment or refinancing of outstanding debt, capital expenditures, acquisitions, investments and other business opportunities. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

You may experience future dilution due to our previous offering of equity units as well as future equity offerings.

        In November 2015, we completed an offering of 5.98 million equity units. Each equity unit includes a forward purchase contract obligating the holders to purchase shares of our common stock on a settlement date that will take place on or prior to November 1, 2018. The number of shares of common stock to be issued upon settlement of the forward purchase contracts and the effective price per share for such common stock is subject to adjustment pursuant to the terms of the equity units. The settlement of the equity units will dilute the ownership interests of existing stockholders. In addition, the settlement of the equity units would lead to an increase in the number of shares of common stock eligible for resale in the public market. Any sales in the public market of the common stock issuable upon such settlement, or anticipation of such sales, could adversely affect prevailing market prices of our common stock.

        To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any such future offerings could dilute the ownership interests of existing stockholdres and may negatively impact the trading price of our shares of common stock.

 USE OF PROCEEDS

        The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement as a source of financing. We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes, which may include, among other things, capital expenditures, acquisitions, investments, other business opportunities and repayment or refinancing of outstanding debt.

        Certain affiliates of the sales agents are lenders and/or agents under certain of our existing credit facilities. To the extent that we use the net proceeds from this offering to repay amounts we have borrowed, may borrow or re-borrow in the future under such facilities, those lenders will receive their pro rata portion of the proceeds from this offering we use to pay any such amounts.

        As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

        Pending the uses described above, we plan to invest the net proceeds from this offering in cash or cash equivalents.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed on the NYSE under the symbol "BKH." The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the NYSE and dividends for the quarters indicated. The closing price of our common stock on March 17, 2016 was $59.34.

	Price Range of Common Stock
			Dividend Declared Per Share
	High	Low
2014
First Quarter	59.05	51.09	0.390
Second Quarter	61.41	55.23	0.390
Third Quarter	62.13	47.87	0.390
Fourth Quarter	57.17	47.11	0.390
2015
First Quarter	53.37	47.88	0.405
Second Quarter	52.96	43.48	0.405
Third Quarter	47.27	36.81	0.405
Fourth Quarter	47.51	40.00	0.405
2016
First Quarter (through March 17, 2016)	59.64	44.65	0.420

        We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, financial condition and any contractual restriction or restrictions that may be imposed by our existing or future debt instruments. See "Description of Capital Stock—Common Stock."

        The declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of dividends on our common stock, if any, will depend upon the rights of holders of any preferred stock or preference stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions and other factors that our Board of Directors considers relevant.

        Our credit facilities and other debt obligations contain restrictions on the payment of cash dividends upon a default or event of default. An event of default would be deemed to have occurred if we did not meet certain financial covenants. At December 31, 2015, our revolving credit facility and corporate term loans included a recourse leverage ratio not to exceed .65 to 1.00. Effective upon the February 12, 2016 consummation of our acquisition of SourceGas Holdings LLC, the maximum recourse ratio increased to .75 to 1.00 for the next four fiscal quarters. As of December 31, 2015, we were in compliance with those covenants.

        In addition, the agreements governing our equity units generally restrict the payment of cash dividends at any time we have exercised our right to defer payment of contract adjustment payments under the purchase contracts or interest payments under the junior subordinated notes included in such equity units. Moreover, holders of purchase contracts will be entitled to additional shares of our common stock upon settlement of the purchase contracts if we pay regular quarterly dividends in excess of $0.405 per share while the purchase contracts are outstanding. On January 27, 2016, we declared a quarterly dividend of $0.42 per share, which was paid on March 1, 2016 and which will result in an increase to the settlement rates for the purchase contracts. Future quarterly dividends on our common stock in excess of $0.405 per share while the purchase contarcts are outstanding will also result in increases to the settlement rates for the purchase contracts.

        Covenants within the financing agreements of Cheyenne Light, Fuel and Power Company require it to maintain a debt to capitalization ratio of no more than .60 to 1.00. Our utilities in Colorado, Iowa, Kansas and Nebraska have regulatory agreements in which they cannot pay dividends if they have issued debt to third parties and the payment of a dividend would reduce their equity ratio to below 40% of their total capitalization; and neither Black Hills Utility Holdings, Inc. nor its utility subsidiaries can extend credit to the Company except in the ordinary course of business and upon reasonable terms consistent with market terms. Additionally, our utility subsidiaries may generally be limited to the amount of dividends allowed by state regulatory authorities to be paid to us as a utility holding company and also may have further restrictions under the Federal Power Act. As of December 31, 2015, the restricted net assets at our Electric and Gas Utilities were approximately $316 million. Finally, covenants within the financing agreements of Black Hills Gas, LLC (formerly known as SourceGas LLC) and Black Hills Gas Holdings, LLC (formerly known as SourceGas Holdings LLC) contain restrictions on the ability of those subsidiaries to pay dividends or make other distributions or loans to the Company unless certain conditions are met. The Company's ability to pay dividends is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to the Company, by dividend or otherwise, which could be limited by these and other similar provisions of our financing and regulatory agreements from time to time.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. As of March 15, 2016, 51,322,307 shares of common stock and no shares of preferred stock were issued and outstanding (excluding treasury shares). The number of registered shareholders of our common stock at March 15, 2016 was 4,029.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders may use cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive equally dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. Our revolving credit agreement and other debt obligations contain restrictions on the payment of cash dividends upon a default or event of default. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

        Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of our common stock are, and the shares of common stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

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  adversely affect the rights and powers, including voting rights, of holders of common stock; and

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  have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Effects of South Dakota Law and Provisions of Our Charter and Bylaws

        South Dakota law and our articles of incorporation and bylaws contain certain provisions that may be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

  Control Share Acquisitions

        We have elected in our articles of incorporation not to be subject to the control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act, which would otherwise apply to us. These provisions provide generally that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

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  the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

        Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively.

  Business Combinations

        We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a "business combination" with an "interested shareholder", unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Unless the interested shareholder has been an interested shareholder for at least four years, a business combination with the interested shareholder must be approved by the board of directors of the corporation prior to the date of the interested shareholder's acquisition of the corporation's voting stock, by the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. After the four year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. Generally, an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation's voting stock. A "business combination" includes a merger, a transfer of 10% or more of the corporation's assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation's outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. The provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act may delay, defer or prevent a change in control of us without the shareholders taking further action.

        The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.

  Fair Price Provision

        Our articles of incorporation require the affirmative vote of the holders of 80% or more of the outstanding shares of our voting stock to approve any "business transaction" with any "related person" or any "business transaction" in which a "related person" has an interest. However, if a majority of the continuing members of our board who are not affiliated with the related party approve the business transaction, or if the cash or fair market value of any consideration received by our shareholders pursuant to a business transaction meets certain enumerated requirements, then the 80% voting requirement will not be applicable. Generally, our articles of incorporation define a "business transaction" to include, among other things, a merger, asset or stock sale. Our articles of incorporation generally define a "related person" as any person, entity or group that, together with its affiliates and associates, beneficially owns 10% or more of our outstanding voting stock. The likely effect of this provision is to delay, defer or prevent a change in control.

  Board Composition

        Our articles of incorporation and bylaws provide for a staggered board of directors divided into three classes, with the term of office of one class expiring each year. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and by the affirmative vote of the majority of the remaining members of the board of directors. The likely effect of our staggered board of directors and the limitation on the removal of directors is an increase in the time required for the shareholders to change the composition of our board of directors.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

  Shareholder Action by Written Consent Must Be Unanimous

        South Dakota law provides that any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from unilaterally using the written consent procedure to take shareholder action.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64854, St. Paul, Minnesota 55164-0854, and its telephone number for shareholder services is 800-468-9716.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of common stock acquired in this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions, each as in effect as of the date of this prospectus supplement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding common stock should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of common stock.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of such beneficial owner's particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or that may apply to beneficial owners subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market tax treatment, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, certain former citizens or former long-term residents of the United States, beneficial owners who hold our common stock as part of a hedge, straddle, or constructive sale or conversion transaction, or shareholders in "controlled foreign corporations" or "passive foreign investment companies" that hold our common stock). This discussion also does not address U.S. federal tax laws other than those pertaining to the income tax, nor does it address any aspects of U.S. state, local, non-U.S. or other taxes. Accordingly, prospective investors should consult their tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of the purchase, ownership and disposition of our common stock.

  Dividends and Other Distributions with Respect to Common Stock

        Any distribution on common stock generally will be treated as a dividend to a non-U.S. holder of common stock to the extent of our current and accumulated earnings and profits, as determined under

U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the non-U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock and will be treated as described below under "—Sale, Exchange or Other Taxable Disposition of Common Stock."

        Dividends, if any, paid with respect to shares of common stock made to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides a properly completed and executed Internal Revenue Service ("IRS") Form W-8ECI (or successor form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) prior to the payment date. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

        Any dividend payments to a non-U.S. holder that are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such payments generally will be subject to U.S. federal income tax on a net income basis and at graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

  Sale, Exchange or Other Taxable Disposition of Common Stock

        Subject to the discussion below under "—Information Reporting and Backup Withholding" and "—FATCA Legislation," a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the non-U.S. holder, by virtue of holding shares of common stock, is considered to own an interest in a U.S. real property holding corporation ("USRPHC") and does not meet the criteria for exemption from U.S. federal income tax.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.

        We believe that we may have been, may currently be, or may become, a USRPHC. If we are or become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of our common stock so long as such non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition and such non-U.S. holder's holding period) more than 5% (actually or constructively) of our total outstanding common stock. If, however, our common stock ceases to be regularly traded on an established securities market, or a non-U.S. holder held more than 5% (actually or constructively) of our total outstanding common stock during the relevant period, a non-U.S. holder will be subject to U.S. federal income tax on the disposition of our common stock. We expect that our common stock will be regularly traded on an established securities market, but this cannot be assured. If our common stock is not regularly traded, a non-U.S. holder may be subject to withholding under certain circumstances. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Information Reporting and Backup Withholding

        Information reporting generally will apply to payments of dividends with respect to, or the proceeds from the disposition of our common stock paid to, a non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

        U.S. federal backup withholding is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Payments of dividends with respect to, or the proceeds from the disposition of, our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or successor form) and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person, or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their tax advisors regarding the application of these rules to their particular circumstances.

FATCA Legislation

        Under Sections 1471 through 1474 of the Code, commonly referred to as "FATCA," a U.S. federal withholding tax of 30% generally is imposed on certain payments to a "foreign financial institution" (as specially defined for purposes of these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). In addition, a U.S. federal withholding tax of 30% generally also is imposed on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners. Under certain circumstances, refunds or credits of such withholding taxes may be available. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. These withholding taxes are currently imposed on dividends, if any, paid with respect to our common stock, and they will be imposed on gross proceeds from sales or other dispositions of our common stock paid after January 1, 2019, in each case, to foreign financial institutions (including in their capacity as agents or custodians for beneficial owners) or non-financial foreign entities that fail to satisfy the above requirements. Prospective investors should consult with their tax advisors regarding the possible implications of this legislation and related administrative guidance on their investment in our common stock.

ERISA CONSIDERATIONS

        ERISA, the Code and similar federal, state, local and foreign laws that are substantively similar or are of similar effect ("Similar Law") impose certain restrictions on:

  •
  employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA ("ERISA Plans");

  •
  plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and annuities or Keogh plans;

  •
  any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of a plan's investment in such entities;

  •
  governmental plans, certain church plans (each as defined under ERISA) and foreign plans that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but may be subject to Section 503 of the Code and/or Similar Law ("Non-ERISA Plans") (together with ERISA Plans, plans described in Section 4975(e)(1) of the Code and entities whose underlying assets include plan assets by reason of a plan's investment in such entities, referred to as a "Plan"); and

  •
  persons who have certain specified relationships to a Plan ("Parties in Interest" as defined under ERISA and "Disqualified Persons" as defined under the Code).

        ERISA, the Code and Similar Law impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered a fiduciary of the Plan. Accordingly, among other factors, the investing fiduciary should consider whether:

  •
  the investment would satisfy the prudence and diversification requirements of ERISA or Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

  •
  an investment in our common stock is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio;

  •
  the investment would be consistent with the documents and instruments governing the Plan;

  •
  the investment is made solely in the interest of participants and beneficiaries of the Plan;

  •
  the acquisition and holding of our common stock would result in (1) a "prohibited transaction" under Section ERISA or the Code for which there is no applicable exemption or (2) a violation of Similar Law; and

  •
  the investment does not violate ERISA's prohibition on improper delegation of control over or responsibility for Plan assets.

        Shares of our common stock held by a Plan will be deemed to constitute Plan assets. If we or any of our respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan's acquisition, holding or disposition of our common stock may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless our common stock is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of our common stock. These class exemptions include: PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers who are not exercising investment discretion with respect to the Plan assets involved in the transaction and in which the Plan must pay no more, and receive no less, than "adequate consideration."

        Even if the conditions specified in one or more exemptions are met, the scope of the relief provided by these exemptions may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions may not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, there can be no assurance that any exemption(s) will be available with respect to any particular transaction involving our common stock.

        Our common stock should not be purchased or held by (i) any person investing assets of a Plan (including any insurance company investing assets in a general or separate account, to the extent such assets are deemed to be "plan assets" as a result of a Plan's investment in such account), unless such purchase and holding will either not constitute a prohibited transaction under ERISA and the Code or will be covered by an applicable exemption or (ii) and person investing assets of a Non-ERISA Plan unless such purchase and holding will not violate applicable Similar Law. Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of a Plan) to purchase our common stock should consult with its own counsel with respect to the potential applicability of ERISA, the Code or Similar Law, the potential consequences in its specific circumstances, and whether any exemption or exemptions would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in our common stock satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Law.

        Accordingly, by its purchase or holding of any shares of our common stock, each purchaser or holder thereof will be deemed to have represented and warranted that either:

  •
  the purchaser or holder is not purchasing or holding our common stock with, or on behalf of, the assets of any Plan; or

  •
  (1) the purchase, holding and disposition of our common stock satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Law, (2) the purchase, holding and disposition of our common stock will not result in a non-exempt prohibited transaction under ERISA or the Code, or violate any Similar Law and (3) neither we nor any of our subsidiaries are or will be deemed to be a fiduciary with respect to any Plan.

        The sale or transfer of our common stock to a Plan or person acting on behalf of a Plan is in no way a representation by us that the purchase, holding or disposition of our common stock meets the legal requirements for investments by Plans or is appropriate for Plans.

 PLAN OF DISTRIBUTION

        We have entered into a sales agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Mitsubishi UFJ Securities (USA), Inc., as our sales agents, under which we may offer and sell shares of our common stock having an aggregate offering price of up to $200,000,000 from time to time. The sales, if any, of shares of our common stock made under the sales agreement may be made in sales deemed to be "at-the-market offerings" as defined in Rule 415 under the Securities Act, including by sales made directly on or through the NYSE or another market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the applicable sales agent.

        We will designate the maximum amount of shares of our common stock to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per share at which such shares may be sold. We will submit orders to only one sales agent relating to the sale of shares of our common stock on any given day. Subject to the terms and conditions of the sales agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated shares. We may instruct the sales agents not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of shares at any time and from time to time by notifying the other party. We cannot predict the number of shares that we may sell hereby or if any shares will be sold.

        We will pay each sales agent a commission of up to 2% of the gross sales price per share sold through it as our agent under the sales agreement. We have agreed to pay or reimburse certain of the expenses of the sales agents.

        The applicable sales agent will provide to us written confirmation following the close of trading on the NYSE each day in which shares are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales proceeds, the net proceeds to us (after deducting any expenses payable by us and any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental entity or self-regulatory organization in respect of such sales) and the compensation payable by us to the sales agents. We will report in a prospectus supplement and/or our filings under the Securities Exchange Act of 1934, as amended, at least quarterly the number of shares sold by or through the sales agents under the sales agreement, the net proceeds to us and the aggregate compensation of the sales agents in connection with the sales of the shares.

        Settlement for sales of shares will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        Under the terms of the sales agreement, we also may sell shares of our common stock to one or more sales agent, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares to one or more sales agents, as principal, we will enter into a separate terms agreement with such sales agent or agents and we will describe the agreement in a separate prospectus supplement or pricing supplement.

        If we have reason to believe that shares of our common stock are no longer an "actively-traded security" as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended, we will promptly notify the other parties and sales of shares pursuant to the sales agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

        The offering of shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all shares subject to the sales agreement or (2) the termination of the sales agreement by us or by the sales agents.

        In connection with the sale of shares of our common stock on our behalf, the sales agents may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act.

        We estimate that the total expenses of this offering payable by us, excluding commissions payable to the sales agents under the sales agreement, will be approximately $630,000.

        The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the sales agents and their respective affiliates have provided, and may in the future provide, a variety of these services to the us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, Bank of America, N.A., and MUFG Union Bank, N.A. f/k/a Union Bank, N.A., which are affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc., respectively, are lenders under certain of our credit facilities. To the extent that we use the net proceeds from this offering to repay amounts we have borrowed, may borrow or re-borrow in the future under such facilities, those lenders will receive their pro rata portion of the proceeds from this offering we use to pay any such amounts.

        In the ordinary course of their various business activities, the sales agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The sales agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Black Hills Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of SourceGas Holdings LLC and its subsidiaries as of December 31, 2015 and 2014 and for each of the years in the two-year period ended December 31, 2015 included in Exhibit 99.1 of Black Hills Corporation's Current Report on Form 8-K/A dated March 18, 2016, have been incorporated by reference herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Steven J. Helmers, our Senior Vice President, General Counsel and Chief Compliance Officer, and Faegre Baker Daniels LLP, Boulder, Colorado and Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the sales agents by Davis Polk & Wardwell LLP, New York, New York.

 WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC's web site at (www.sec.gov) or on our own website (www.blackhillscorp.com). Information contained on our website does not constitute part of this prospectus supplement. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. Additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering of our common stock are also incorporated herein by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No. 1-31303)	Period or Date Filed
Annual Report on Form 10-K (including information specifically incorporated by reference from our definitive Proxy Statement for our 2016 Annual Meeting of Shareholders)	Year ended December 31, 2015
Current Reports on Form 8-K	Filed on January 13, 2016, February 12, 2016 (as amended by the Form 8-K/A filed on March 18, 2016), and March 18, 2016

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Black Hills Corporation
625 North Street
Rapid City, South Dakota 57701
Attention: Investor Relations
(605) 721-1700

PROSPECTUS

BLACK HILLS CORPORATION

Equity Units
Stock Purchase Contracts
Common Stock
Junior Subordinated Debt Securities

        We may from time to time offer to sell equity units, stock purchase contracts, common stock and/or junior subordinated debt securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement, as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 16, 2015.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information." You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        When we refer to "Black Hills," "our company," "we," "us" and "our" in this prospectus, we refer only to Black Hills Corporation (parent company only) and not any of its subsidiaries unless the context indicates otherwise.

        You should rely only on the information contained in this prospectus or the applicable prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or the applicable prospectus supplement may only be accurate on the date of those documents.

 BLACK HILLS CORPORATION

        Black Hills Corporation, a South Dakota corporation, is a growth-oriented, vertically-integrated energy company headquartered in Rapid City, South Dakota. We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy. Our Utilities Group is comprised of regulated Electric Utilities and regulated Gas Utilities segments, and our Non-regulated Energy Group is comprised of Power Generation, Coal Mining and Oil and Gas segments.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH." Our principal and executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

1

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated. For this purpose, earnings consist of income or loss from continuing operations (before adjustment for income taxes or income or loss from equity investees), plus fixed charges and distributed income of equity investees and less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,					Nine Months Ended September 30, 2015
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	1.82x	1.46x	2.41x	2.56x	3.56x	0.57x(1)

(1)
Total adjusted earnings for the nine months ended September 30, 2015 include $178 million of a ceiling test impairment and, as a result, the ratio of earnings to fixed charges for the nine months ended September 30, 2015 is below 1.0. To achieve a ratio of 1.0, an additional $29 million of total adjusted earnings for the nine months ended September 30, 2015 would be needed.

2

 LEGAL OPINIONS

        The validity of the securities offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President, General Counsel and Chief Compliance Officer of Black Hills Corporation, with respect to matters governed by South Dakota law, and by Faegre Baker Daniels LLP, Boulder, Colorado and Minneapolis, Minnesota, with respect to matters governed by New York law. Certain legal matters will be passed upon for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 62,374 shares of our common stock.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2014, and the effectiveness of Black Hills Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and an adverse opinion on the effectiveness of the Company's internal control over financial reporting due to a material weakness). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Form 10-K/A, and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus.

        We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information included in or incorporated by reference into this

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prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offerings made under this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by the Form 10-K/A filed on August 7, 2015 (including information specifically incorporated by reference from our definitive Proxy Statement for our 2015 Annual Meeting of Shareholders);

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015,as amended by the Form 10-Q/A filed on August 7, 2015, June 30, 2015 and September 30, 2015;

  •
  Our Current Reports on Form 8-K filed on January 5, 2015, January 29, 2015, February 17, 2015, April 14, 2015, May 1, 2015, June 29, 2015, July 14, 2015 (with respect to Item 1.01 and Item 9.01 (other than Exhibit 99.1)) and August 12, 2015 (two reports); and

  •
  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700

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